EXHIBIT 12


                                                     TEREX CORPORATION
                                     CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                   (amounts in millions)


                                               --------------------------------------------------------
                                                               Year Ended December 31,
                                                  2003        2002        2001       2000       1999
                                               ---------------------------------------------------------
Earnings
  Income (loss) from continuing operations
    before taxes and cumulative effect of
    change in accounting principle.............$    (35.3)  $  (28.2)   $   18.9   $  161.8   $   98.4

  Adjustments:
    Minority interest in losses of
      consolidated subsidiaries................     ---        ---         ---        ---        ---
    Undistributed (income) loss of less than
      50% owned investments....................     ---        ---         ---        ---        ---
    Distributions from less than 50% owned
      investments..............................     ---        ---         ---        ---        ---
    Fixed charges..............................     123.7      108.0        94.8      106.2       88.4
                                                 ----------  ----------  ---------  ---------- ----------

  Earnings.....................................      88.4       79.8       113.7      268.0      186.8
                                                 ----------  ----------  ---------  ---------- ----------


Combined fixed charges, including
    preferred accretion
  Interest expense, including debt discount
    amortization...............................      99.9       92.9        86.7       99.8       82.8
  Accretion of redeemable convertible preferred
   stock.......................................     ---        ---         ---        ---        ---
  Amortization of debt issuance costs..........       5.5        4.8         3.8        3.5        2.6
  Portion of rental expense representative of
    interest factor (assumed to be 33%)........      18.3       10.3         4.3        2.9        3.0
                                                 ----------  ----------  ---------  ---------- ----------

  Fixed charges................................$    123.7   $  108.0    $   94.8   $  106.2   $   88.4
                                                 ----------  ----------  ---------  ---------- ----------

Ratio of earnings to combined fixed charges....     ---(1)     ---(1)        1.2x       2.5x       2.1x

                                                 ==========  ==========  =========  ========== ==========

Amount of earnings deficiency for coverage of
   combined fixed charges......................$     35.3   $   28.2    $  ---     $  ---     $  ---
                                                 ==========  ==========  =========  ========== ==========

   (1)  Less than 1.0x